November 02, 2012 11:33 ET

Kenty Gold Property Assay Results From Surface Sampling

OAKVILLE, ONTARIO--(Marketwire - Nov. 2, 2012) - JOSHUA GOLD RESOURCES INC. (JGRI) (or the "Company") is pleased to announce that it has completed an initial site visit by Benjamin Ward, CEO, accompanied by Warren Hawkins, Qualified Person on October 15, 2012 at the Kenty Gold Property (the "Property") located in Swayze Township in northern Ontario, Canada. During the visit, samples were collected from quartz vein broken ore and tailings material near the Shaft No. 1 and Shaft No. 2 areas. Grab samples were also collected from two separate quartz carbonate vein systems exposed at surface approximately 150 meters north of Shaft No. 1. Sample results are provided below:

Sample No.	Description	Sample Weight (kg)	Assay (g/t Au)	Assay (oz/t Au)
2736	Broken ore / tailings pile-Shaft No. 1	5.86	10.10	0.32
2737	Broken ore / tailings pile-Shaft No. 1	3.24	9.37	0.30
2738	Quartz vein 150 m N of Shaft No. 1	7.30	0.79	0.03
2739	Quartz vein 160 m N of Shaft No. 1	6.87	14.40	0.46
2740	Quartz vein 175 m NW of Shaft No. 1	2.53	0.93	0.03
2741	Broken ore / tailings pile-Shaft No. 2	6.84	393.00	12.64
2742	Broken ore / tailings pile-Shaft No. 2	4.34	7.17	0.23

Agat Laboratories of Mississauga, Ontario completed the sample analysis using Fire Assay with ICP-OES finish.

The quartz carbonate veins were between 2 and 4 meters wide, and contained tourmaline, ankerite, specular hematite and 5 - 10% pyrite mineralization. One of these vein exposures had an estimated strike length in excess of 100 meters. The metavolcanic wall rocks hosting these veins were often hematized and pyritized.

KENTY GOLD PROPERTY ACQUISITION

The Property is located within the Swayze Greenstone Belt of northern Ontario, an intercalated sequence of archean metavolcanics, metasediments and felsic intrusions that host numerous significant gold deposits. To date, 21 distinct gold bearing quartz-carbonate veins have been identified at the Property, of which only 8 have ever been mined. The veins are either simple or stockwork veins that average 1 to 1.5 meters in width. Historical reports indicate that gold occurs in the veins as coarse grains erratically concentrated in high grade pods. Certificates of assay from the Ontario Department of Mines in 1946 on vein material ranged from 0.40 to 117.70 ounces per ton gold.

Historical work at the Property dates back to 1930 when the Kenty brothers first discovered gold there. Two 500-foot plus shafts were sunk on the Property followed by extensive drifting, crosscutting, raising, drilling and operation of a 5-Ton stamp mill in the mid to late 1930's.

From 1947-1949, Erndale Mines Limited ("Erndale") re-sampled surface showings, de-watered the No. 1 shaft, conducted underground sampling and raised from the 375-foot level. A 500 pound bulk sample of vein material yielded high grade gold values with excellent metallurgical recovery. Eventually Erndale constructed a 100-ton mill at the Property but records of production are not available.

During the 1980's two other groups performed extensive exploration work at the Property, including diamond drilling, stripping, surface and underground sampling. The goal appeared to be delineation of new high grade quartz carbonate veins systems at the Property. Since the late 1980's no significant exploration work at the Property has apparently been undertaken.

The delineation of high grade vein mineralization has been the primary focus for historical exploration work at the Property. A review of historical sampling records by JGRI management has determined that wall rock alteration halos surrounding high grade veins are host to gold mineralization. Consequently the actual widths of gold mineralization at the Property could be much broader than historical exploration reports have indicated. Moving forward, the development of bulk tonnage gold reserves at the Property will be a key exploration focus for JGRI management.

About Joshua Gold Resources Inc.

Joshua Gold Resources Inc. is currently engaged in the business of mineral exploration for the purpose of acquiring and advancing mineral properties located in Canada and is also aggressively seeking properties in Southeast Asia.

JGRI is most pleased with these early results and affirm our belief that the Property has the potential to become an extremely valuable asset.

ON BEHALF OF THE BOARD OF DIRECTORS OF JOSHUA GOLD RESOURCES INC.

Benjamin A. Ward, President and Chief Executive Officer

Warren Hawkins, P.Eng is an independent geological engineer and is a "Qualified Person" within the meaning of National Instrument 43-101 and has read and is responsible for the technical information contained in this news release.

Cautionary Note Regarding Forward-Looking Statements

Safe Harbor:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased," "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.

Contact Information

Joshua Gold Resources Inc.
Merle Goertz
Public Relations
1-877-354-9991
mgoertz@joshuagoldresources.com
www.joshuagoldresources.com

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